SCM TRUST
FIRST AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of August 19, 2016 to the Custody Agreement, dated as of May 17, 2013, (the "Agreement"), is entered into by and between SCM TRUST, f/k/a the SHELTON GREATER CHINA FUND, a Massachusetts business trust, (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the. "Custodian'').

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Agreement to show the name change of the Shelton Greater China Fund to SCM Trust; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Effective May 4, 2016, the Shelton Greater China Fund became known as the SCM Trust. Accordingly, all references to the Shelton Greater China Fund are replaced with the SCM Trust.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SCM TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Teresa Axelson	By:	/s/ Michael McVoy
Printed Name: Teresa Axelson		Printed Name: Michael McVoy
Title: Chief Compliance Officer		Title: Senior Vice President

8/2016